Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 11, 2021, relating to the financial statements of Zosano Pharma Corporation, appearing in the Annual Report on Form 10-K of Zosano Pharma Corporation for the year ended December 31, 2020.

/s/ Deloitte & Touche LLP

San Francisco, CA
March 12, 2021